                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549

                          ---------------------------

                                  SCHEDULE 13G


            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
             TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)



                           ASI SOLUTIONS INCORPORATED
                           --------------------------
                                (Name of Issuer)


                    Common Stock, Par Value $0.01 Per Share
                    ---------------------------------------
                         (Title of Class of Securities)


                                   00000206F1
                                   ----------
                                 (CUSIP Number)

                                   SCHEDULE 13G
-----------------------                                  ---------------------
  CUSIP NO. 00000206F1                                     PAGE 2 OF 5 PAGES
-----------------------                                  ---------------------

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      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                          Bernard F. Reynolds


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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

                          United States

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                          SOLE VOTING POWER
                     5
     NUMBER OF            2,577,602

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             2,577,602

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,577,602

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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
10                                                                  [_]


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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
11
      40.0%

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      TYPE OF REPORTING PERSON*
12
      IN

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-----------------------                                  -----------------------
CUSIP NO.    00000206F1                13G                     PAGE 3 OF 5 PAGES
-----------------------                                  -----------------------


ITEM 1 (A).  NAME OF ISSUER


                         ASI Solutions Incorporated
                 ---------------------------------------------------------------


ITEM 1(B).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES


                         780 Third Avenue, New York, New York 10017

                 ---------------------------------------------------------------


ITEM 2(A).   NAME OF PERSON FILING


                         Bernard F. Reynolds
                 ---------------------------------------------------------------




ITEM 2(B).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE


         ASI Solutions Incorporated, 780 Third Avenue, New York, New York 10017
         -----------------------------------------------------------------------


ITEM 2(C).   CITIZENSHIP


                         United States
                         -------------------------------------------------------


ITEM 2(D).   TITLE OF CLASS OF SECURITIES


                         Common Stock, Par Value $0.01 Per Share
                         -------------------------------------------------------


ITEM 2(E).   CUSIP NUMBER


                         00000206F1
                         -------------------------------------------------------





ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON IS FILING IS A:


                         Not applicable

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CUSIP NO.    00000206F1                13G                     PAGE 4 OF 5 PAGES
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ITEM 4.  OWNERSHIP


 (a) Amount beneficially owned:   2,577,602

 (b) Percent of class:   40.0%

 (c) Number of shares as to which such person has:


   (i)   sole power to vote or to direct the vote:   2,577,602

   (ii)  shared power to vote or to direct the vote:   0

   (iii) sole power to dispose or to direct the disposition of :   2,577,602

   (iv)  shared power to dispose or to direct the disposition of :   0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

               Not applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

               Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITIES BEING REPORTED ON BY THE PARENT HOLDING COMPANY

               Not applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

               Not applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

               Not applicable

ITEM 10. CERTIFICATION

               Not applicable

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CUSIP NO.    00000206F1                13G                     PAGE 5 OF 5 PAGES
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                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct as of December 31, 1997.





Dated:     5/20/98            By: /s/ Bernard F. Reynolds
       ---------------            --------------------------------------
                                  Name:    Bernard F. Reynolds
                                  Title:   Chairman and Chief Executive Officer
                                           of ASI Solutions Incorporated